Exhibit 99.1

Nortek Reports Fourth-Quarter and Full-Year 2013 Results
Fourth-Quarter Net Sales Increase 8.6% as All Five Segments Report Top-Line Growth
Providence, RI, March 11, 2014 - Nortek, Inc. (Nasdaq: NTK), a global diversified company with leading brands and innovative, technology-driven products and solutions for residential and commercial applications, today announced financial results for the three- and 12-month periods ended December 31, 2013.
Fourth-Quarter 2013 Consolidated Highlights

•
Net sales increased to $548.9 million, from $505.4 million in the fourth quarter of 2012. The incremental impact of acquisitions contributed approximately $16.7 million to the year-over-year net sales increase.

•	Gross profit margin was 28.2%, compared with 30.1% in the same quarter a year earlier.

•	Adjusted operating earnings* increased to $29.1 million, from $24.9 million in the fourth quarter of 2012. Adjusted operating margin improved to 5.3% from 4.9% a year earlier.

•	GAAP operating earnings were $10.4 million, compared with $15.2 million in the year-earlier quarter.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* rose to $54.6 million, from $47.7 million in the fourth quarter of 2012. Adjusted EBITDA margin increased to 9.9% from 9.4% in the year-earlier period.

•	GAAP net loss was $8.9 million, or $0.58 loss per share, compared with net loss of $12.5 million, or $0.82 loss per share, in the fourth quarter last year.

•	As of December 31, 2013, Nortek had $80.9 million of unrestricted cash and cash equivalents on its balance sheet, compared with $144.7 million on December 31, 2012.

•	As of December 31, 2013, Nortek had no borrowings outstanding under its ABL facility.

•
The decrease in cash and cash equivalents compared with December 31, 2012, primarily relates to the acquisition of 2GIG on April 1, 2013 for $148.9 million, including a working capital adjustment of $13.9 million.

* See appendix for reconciliation to most comparable GAAP equivalent.
Management Comments
“Nortek concluded 2013 with a solid fourth quarter,” said President and Chief Executive Officer Michael J. Clarke. “Net sales were up from the fourth quarter last year in all five segments. Overall, market conditions for our businesses have been improving, with U.S. residential construction activity and HVAC demand leading the way.”
“In the Residential Ventilation segment, fourth-quarter net sales increased 2.4% to $155.8 million, from $152.1 million in the same period last year,” Clarke said. “This growth reflected continued strength in the U.S. appliance and wholesale channels. Growth in the U.S. was partially offset by weakness in Canada and Europe.”
“Fourth-quarter net sales in the Technology Solutions segment increased 15.7% to $117.0 million, from $101.1 million in the fourth quarter of 2012,” said Clarke. “Sales of security and access control products were up by $16.9 million year-over-year, including the incremental impact of the 2GIG acquisition of $14.5 million.”
“In the Display Mount Solutions segment, fourth-quarter net sales increased 4.3% to $75.8 million, from $72.7 million in the year-earlier period,” Clarke said. “Higher sales of Ergotron branded products were partially offset by lower sales to OEM customers as the company continued its planned exit from certain lower-margin OEM business.”
“Fourth-quarter net sales in the Custom & Engineered Solution segment increased 13.1% to $120.1 million, from $106.2 million in the year-earlier period,” said Clarke. “This growth was driven by increased demand primarily in the commercial office, data center, healthcare and manufacturing end markets.”
“In the Residential Heating and Cooling segment, fourth-quarter net sales increased 9.4% to $80.2 million, from $73.3 million in the fourth quarter last year,” Clarke said. “This growth was driven by continuing strong demand for central air conditioners and heat pumps in both the replacement and new construction markets.”

“Nortek’s adjusted operating and adjusted EBITDA margins improved as well this quarter, driven by improved year-over-year performance in our CES and DMS segments,” said Clarke. This improvement was driven, in part, by top-line growth and the benefits associated with our operational improvement initiatives, which are ongoing.”
“2013 marked the beginning of a company-wide transformation at Nortek focused on sourcing and procurement, manufacturing footprint, and warehousing and logistics,” Clarke said. “The goal for these initiatives is to position the company as a world-class manufacturer with some of the strongest brands in its markets. The new structure we are putting in place enabled us to hit major operational milestones in each of these areas during the year.”
“In addition to making progress operationally, 2013 was a year of systematic, strategic investment in Nortek’s future top-line growth,” said Clarke. “Acquiring the 2GIG business was one of the year’s major milestones. Both 2GIG and Linear, our existing security and access control business, exceeded our growth expectations for 2013. We also launched a number of exciting new products during the year that have the potential to accelerate Nortek’s organic sales growth. Together with our operational improvement initiatives, we believe these top-line focused initiatives will position Nortek to benefit from operating leverage as conditions in our end markets continue to improve.”
Comments on the Outlook
“We remain cautiously optimistic about end-market conditions for full-year 2014,” Clarke said. “Although the recent industry statistics on housing starts, existing home sales and residential improvements have been somewhat soft, we believe the underlying conditions in the U.S. housing market remain sound. In our non-residential markets, despite negative trends at the macro level, we feel good about the prospects for our CES business in the first half given our healthy backlog at the start of 2014.”
“At the same time, we expect our product and market initiatives to continue gaining traction, and we look forward to reporting continued progress on our transformation strategy,” said Clarke. “All this should enable us to improve the operating leverage in our business and further strengthen Nortek’s balance sheet and liquidity position as 2014 progresses.”
Full-Year 2013 Financial Results
Nortek’s net sales for the year 2013 increased 3.9% to $2.29 billion, from $2.20 billion in 2012. Adjusted operating earnings* decreased to $135.5 million, from $146.3 million in 2012. Total depreciation and amortization increased by $11.5 million to $95.2 million, compared with $83.7 million in 2012. Adjusted EBITDA* increased to $241.2 million, from $234.6 million in the prior year. GAAP operating earnings were $87.9 million, compared with $127.6 million in 2012. GAAP net loss was $8.3 million for 2013, compared with net earnings of $9.5 million a year earlier.
* See appendix for reconciliation to most comparable GAAP equivalent.
Conference Call Details
Nortek has scheduled a conference call to review its fourth-quarter and full-year 2013 results tomorrow, March 12, 2014, at 10:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website. An accompanying slide presentation also will be available on the website.
About Nortek
Nortek is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes audio/video and security solutions, digital display mounting solutions, ventilation products such as range hoods and bathroom fans, heating and cooling products, and air management systems.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components; freight costs; global economic conditions and the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; interest rates; employment levels; inflation; foreign currency fluctuations; foreign economic and political conditions; consumer spending levels; exposure to foreign economies; the rate of sales growth; prices; competition; maintaining good relationship with customers and suppliers; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; labor disruptions; increased costs associated with regulatory compliance; changes in tax law; our ability to service our indebtedness; and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K.

NORTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the fourth quarter ended December 31,
	2013	2012
	(Dollar amounts in millions, except per share data)

Net Sales	$548.9	$505.4
Cost of products sold	394.1	353.2
Gross profit	154.8	152.2
Selling, general and administrative expense, net	131.2	125.7
Amortization of intangible assets	13.2	11.3
Operating earnings	10.4	15.2
Net interest expense	(25.2)	(24.4)
Loss from debt retirement	—	(6.4)
(Loss) before benefit from income taxes	(14.8)	(15.6)
Benefit from income taxes	(5.9)	(3.1)
Net loss	$(8.9)	$(12.5)

Basic loss per share	$(0.58)	$(0.82)

Diluted loss per share	$(0.58)	$(0.82)

Weighted Average Common Shares:
Basic	15,403,126	15,191,844
Diluted	15,403,126	15,191,844

The accompanying notes are an integral part of this condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China and Mexico, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The fourth quarters ended December 31, 2013 and 2012 include 94 days and 93 days, respectively.

The accompanying condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

This condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, as may be updated by quarterly reports on Form 10-Q, and current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
The Company has supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, which the Company refers to as "adjusted" measures, including adjusted operating earnings and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted operating earnings is defined as operating earnings as reported, adjusted to exclude certain cash and non-cash, non-recurring items that are otherwise included in operating earnings. Adjusted EBITDA is defined as adjusted operating earnings, further adjusted to exclude depreciation and amortization expense, and share-based compensation expense.

Adjusted operating earnings and EBITDA are not defined terms under GAAP. Neither should be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate adjusted operating earnings and EBITDA, and using these non- GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, adjusted operating earnings and EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company's costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•	certain cash and non-cash, non-recurring items, and, because such non-recurring items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

Further, adjusted EBITDA does not include depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue.

The Company presents adjusted operating earnings and EBITDA because it considers them important supplemental measures of its performance and believes they are frequently used by the Company's investors and other interested parties, as well as by management, in the evaluation of other companies in its industry. In addition, adjusted operating earnings and EBITDA provide additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that adjusted operating earnings and EBITDA facilitate operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

NORTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

While adjusted operating earnings and EBITDA are frequently used as measures of operations and the ability to meet debt service requirements by other companies, the Company’s use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following table reconciles operating earnings to adjusted operating earnings and EBITDA for the fourth quarter and years ended December 31, 2013 and 2012:

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Dollar amounts in millions)

Operating earnings	$10.4	$15.2	$87.9	$127.6
Restructuring and transformation charges (a)	10.5	9.3	35.4	16.2
Other Adjustments:
Non-cash impairment charges	4.3	—	4.3	—
Non-recurring losses (b)	3.0	0.1	5.4	2.8
Acquisition fees and expenses	0.2	—	2.2	0.4
Loss (gain) on sale of assets	0.4	—	0.6	(0.1)
Joint venture loss (income)	0.5	(0.3)	(0.1)	(0.4)
Net foreign exchange (gains) losses (c)	(0.2)	0.6	(0.2)	(0.2)
Subtotal - Other Adjustments	8.2	0.4	12.2	2.5
Adjusted Operating Earnings	29.1	24.9	135.5	146.3
Depreciation and amortization expense	25.4	21.0	95.2	83.7
Share-based compensation expense	0.1	1.8	10.5	4.6
Adjusted EBITDA	$54.6	$47.7	$241.2	$234.6

(a)
Includes all restructuring charges, including severance, relocation and transformation/transition costs. Costs associated with these activities for the fourth quarters ended December 31, 2013 and 2012 were as follows:

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Dollar amounts in millions)
TECH Segment Combination	$0.6	$2.5	$7.2	$6.1
Manufacturing Rationalization & Relocation Initiative	1.9	—	9.5	—
Warehousing & Distribution Consolidation	3.6	—	4.0	—
Other operational improvement initiatives	4.6	5.0	14.9	7.1
All other exit and disposal activities	(0.2)	1.8	(0.2)	3.0
	$10.5	$9.3	$35.4	$16.2

(b)
For the fourth quarter and year ended December 31, 2013, this amount includes (1) approximately $1.7 million in one-time compensation charges recorded in the first quarter of 2013, (2) approximately $1.0 million and $2.0 million, respectively, of charges within the TECH segment relating to the decision to discontinue certain product lines, (3) approximately $2.1 million of charges recorded in the fourth quarter of 2013 within the DMS segment relating to the write off of an indemnification asset associated with a reserve for uncertain tax positions, and (4) accretion of approximately $(0.1) million and $(0.4) million, respectively, to record leasehold fair value adjustments.

NORTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

For the fourth quarter and year ended December 31, 2012, this amount includes (1) approximately $3.7 million of charges within the TECH segment relating to the decision to discontinue development of a certain new product during the first and second quarters of 2012, (2) royalty income of approximately$(1.0) million recorded within the TECH segment in the third quarter of 2012, (3) approximately $0.3 million of charges within the CES segment relating to the decision to discontinue a certain product line within a region during the fourth quarter of 2012, (4) accretion of approximately $(0.2) million and $(0.5) million, respectively, and to record leasehold fair value adjustments, and (5) approximately $0.3 million of expense related to strategic reviews recorded during the second quarter of 2012.

(c)	Non-cash foreign exchange (gains) losses related to intercompany debt not indefinitely invested in our subsidiaries.